Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports First Quarter 2018 Results

JOHANNESBURG, November 9, 2017 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first quarter fiscal 2018.

•	Q1 2018 Revenue of $153 million, 8% lower in constant currency;

•	Q1 2018 FEPS of $0.43, which reflects the adverse impact of a higher share count, taxes and interest expense;

•	Concluded investment in Bank Frick for $41 million and repaid Korean debt in full in October 2017.

Summary Financial Metrics

	Three months ended September 30,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	152,558	155,633	(2%	)	(8%	)
GAAP net income	19,483	24,632	(21%	)	(26%	)
Fundamental net income (1)	24,446	25,753	(5%	)	(11%	)
GAAP earnings per share ($)	0.34	0.46	(26%	)	(30%	)
Fundamental earnings per share ($) (1)	0.43	0.48	(10%	)	(16%	)
Fully-diluted shares outstanding (‘000’s)	57,243	53,923	7%
Average period USD/ ZAR exchange rate	13.17	14.10	(6%	)

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2018 and Q1 2017 results

•

Earnings and FEPS dilution impact from issue of additional shares of common stock: Our Q1 2018 fundamental earnings per share was impacted by the issuance of five million shares of our common stock in February 2017;

•	Favorable impact from the weakening of the U.S. dollar against South African Rand: The U.S. dollar depreciated by 6% against the ZAR during Q1 2018, which positively impacted our reported results;
•

Growth in insurance businesses: We continued to experience volume growth and operating efficiencies in our insurance businesses during Q1 2018, which has resulted in an improved contribution to our financial inclusion revenue and operating income;

•

Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by ongoing EPE adoption as we further expanded our customer base utilizing our ATM infrastructure;

•

Higher equity accounted earnings related to DNI: The acquisition of 45% of DNI has positively impacted our reported results by approximately $1.4 million, before amortization of intangible assets, net of deferred taxes;

•

Adverse impact on interest income from utilization of surplus cash to invest in Cell C and DNI: Our interest income was adversely impacted by approximately $1.2 million, before the impact of any taxes, as a result of our utilization of approximately ZAR 1.4 billion and $23.0 million, respectively, of our surplus cash reserves to partially fund our investments in Cell C and DNI;

•

Higher interest expense resulting from South African facility: Our interest expense increased due to the South African lending facility we obtained in August 2017, to partially fund our 15% investment in Cell C;

•	Masterpayment expansion costs: Masterpayment has incurred additional employment costs as it grows its staff complement to execute its expansion plan into new markets;
•

Lower prepaid sales and ad hoc terminal sales: The number of transacting users purchasing prepaid products through our mobile channel decreased due to security features introduced in fiscal 2017. In addition, our results were adversely impacted by few ad hoc terminal sales; and

•	Higher transaction-related costs in fiscal 2018: We incurred $1.5 million in transaction-related costs pertaining to various acquisition and investment initiatives pursued during Q1 2018.

“Our execution has progressed steadily on our key focus areas including our strategic review of the various business units, consolidation of various operations, conclusion of our investments in Cell C, DNI and Bank Frick, as well as providing our support to the South African government, and re-engaging with our shareholders,” said Herman Kotze, CEO of Net1. “We are excited with the numerous identified opportunities within and between our various business units and investments. In fiscal 2018, we intend to successfully implement the identified synergies with Cell C and DNI, expand our financial inclusion businesses to carefully selected markets, optimize our existing international operations and focus on key markets and solutions. As always, we remain fully committed to supporting the South African government to ensure uninterrupted social grant service delivery,” he added.

“To reiterate from last quarter, we expect the funding of our Cell C and DNI investments to be dilutive to our fiscal 2018 fundamental earnings, partially offset by DNI’s equity accounted earnings, but to be accretive on a combined basis from fiscal 2019. We therefore anticipate our fundamental earnings per share for fiscal 2018 to remain at least $1.61. Our guidance assumes no significant disruption in any of our key business units, a constant currency base of ZAR 13.62/ $1, a share count of 56.6 million shares, and a tax rate of between 34%-36%,” he concluded.

Supplemental Presentation for Q1 2018 Results

A supplemental presentation for Q1 2018 will be posted to the Investor Relations page of our website – ir.net1.com one hour prior to our earnings call on Friday, November 10, 2017.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $66.4 million in Q1 2018, up 15% compared with Q1 2017 in USD, and 8% higher on a constant currency basis. The increase in segment revenue was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, increased inter-segment transaction processing activities and a modest increase in the number of social welfare grants distributed. Operating income decreased primarily due to an increase in inter-segment charges, the impact of annual salary increases granted to our South African employees in October 2016 and increases in goods and services purchased from third parties, partially offset by higher EPE transaction revenue as a result of increased usage of our ATMs, increased inter-segment transaction processing activities and a modest increase in the number of social welfare grants distributed. Our operating income margin for Q1 2018 and 2017 was 19% and 24%, respectively. Our fiscal 2018 margin was adversely impacted by the annual salary increases granted to our South African employees in October 2016 and increases in goods and services purchased from third parties.

International transaction processing

Segment revenue was $46.0 million in Q1 2018, largely flat compared with Q1 2017 in USD, and down 7% on a constant currency basis. Segment revenue was moderately lower during Q1 2018, primarily due to ongoing impact of regulatory changes in South Korea on KSNET’s revenue, largely offset by increased contributions from Masterpayment and Transact24. Operating income during Q1 2018 was lower due to a decrease in revenue at KSNET, losses incurred by Masterpayment as it grows its staff complement to execute its expansion plan into new markets, and ongoing operating costs in India, which was partially offset by a positive contribution by T24. Operating income margin for Q1 2018 and 2017 was 12% and 13%, respectively.

Financial inclusion and applied technologies

Segment revenue was $54.3 million in Q1 2018, down 15% compared with Q1 2017 in USD and down 20% on a constant currency basis. Financial inclusion and applied technologies revenue decreased primarily due to fewer prepaid airtime and other value added services sales, as well as lower ad hoc terminal sales, partially offset by increased volumes in our insurance businesses, and an increase in inter-segment revenues. Operating income margin for the Financial inclusion and applied technologies segment was 26% and 24% during Q1 2018 and 2017, respectively, and has increased primarily due to fewer low margin prepaid product sales, improved revenues from our insurance businesses and an increase in inter-segment revenues, offset by fewer ad hoc terminal and annual salary increases granted to our South African employees.

Corporate/eliminations

Our corporate expenses have increased primarily due to higher transaction-related expenditures and modest increases in U.S. dollar denominated goods and services purchased from third parties and directors’ fees. Our corporate expenses for Q1 2017, includes the reversal of $1.8 million of stock-based compensation charges.

Cash flow and liquidity

At September 30, 2017, our cash and cash equivalents were $138.4 million and comprised mainly KRW-denominated balances of KRW 52.6 billion ($45.7 million), CHF-denominated balances of CHF 40.5 million ($41.5 million), ZAR-denominated balances of ZAR 501.2 million ($37.0 million), U.S. dollar-denominated balances of $6.9 million, and other currency deposits, primarily euros, of $7.3 million, all amounts translated at exchange rates applicable as of September 30, 2017. The decrease in our cash balances from June 30, 2017, was primarily due to our investments in DNI and Cell C, a scheduled repayment of our South African long-term debt, and capital expenditures, which was partially offset by cash generated by most of our core businesses. We converted some of our USD reserves to CHF in late September 2017 in order to settle the investment consideration related to the Bank Frick transaction in early October 2017.

Excluding the impact of interest received, interest paid under our Korean and South Africa debt and taxes, the decrease in cash flow relates primarily to the growth of Masterpayment’s working capital finance offering and weaker trading activity during fiscal 2018 compared to 2017. Capital expenditures for Q1 2018 and 2017 were $1.5 million and $3.4 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. We paid approximately $73.9 million (ZAR 945.0 million) for a 45% interest in DNI and $151.0 million (ZAR 2.0 billion) for a 15% interest in Cell C. We utilized approximately $94.3 million (ZAR 1.25 billion) of our South African facility to part-fund our investment in Cell C and utilized approximately $0.3 million of our Korean facility to pay a portion of our quarterly interest due. We also made a scheduled South African debt facility payment of $14.3 million (ZAR 187.5 million).

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges (reversals) and (3) unusual non-recurring items, including the amortization of South African and Korean debt facility fees and costs related to acquisitions and transactions consummated or ultimately not pursued. Fundamental net income and earnings per share for Q1 2018 also excluded the amortization of intangibles assets (net of deferred taxes) related to equity accounted investments. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking fundamental earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q1 2018 results on November 10, 2017, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 30, 2017.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2017	2016
	(In thousands, except per share data)
REVENUE	$152,558	$155,633

EXPENSE

Cost of goods sold, IT processing, servicing and support	74,652	74,780

Selling, general and administration	43,934	38,468

Depreciation and amortization	8,966	10,204

OPERATING INCOME	25,006	32,181

INTEREST INCOME	5,044	4,304

INTEREST EXPENSE	2,121	796

INCOME BEFORE INCOME TAX EXPENSE	27,929	35,689

INCOME TAX EXPENSE	10,277	11,103

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	17,652	24,586

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	2,075	659

NET INCOME	19,727	25,245

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	244	613

NET INCOME ATTRIBUTABLE TO NET1	$19,483	$24,632

Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.34	$0.46
Diluted earnings attributable to Net1 shareholders	$0.34	$0.46

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2017	2017
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$138,359	$258,457
Pre-funded social welfare grants receivable	3,457	2,322
Accounts receivable, net of allowances of – September: $1,158; June: $1,255	115,652	111,429
Finance loans receivable, net of allowances of – September: $7,456; June: $7,469	106,087	80,177
Inventory	9,278	8,020
Deferred income taxes	-	5,330
Total current assets before settlement assets	372,833	465,735
Settlement assets	411,349	640,455
Total current assets	784,182	1,106,190
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – September: $122,138; June: $120,212	34,060	39,411
EQUITY-ACCOUNTED INVESTMENTS	97,802	27,862
GOODWILL	186,539	188,833
INTANGIBLE ASSETS, , net of accumulated amortization of – September: $110,370; June: $108,907	35,584	38,764
DEFERRED INCOME TAXES	3,969	-
OTHER LONG-TERM ASSETS, including reinsurance assets	201,166	49,696
TOTAL ASSETS	1,343,302	1,450,756

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	45,737	16,579
Accounts payable	14,004	15,136
Other payables	38,028	34,799
Current portion of long-term borrowings	59,371	8,738
Income taxes payable	14,126	5,607
Total current liabilities before settlement obligations	171,266	80,859
Settlement obligations	411,349	640,455
Total current liabilities	582,615	721,314
DEFERRED INCOME TAXES	8,615	11,139
LONG-TERM BORROWINGS	34,860	7,501
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,965	2,795
TOTAL LIABILITIES	629,055	742,749
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 56,927,696; June: 56,369,737	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	274,353	273,733
TREASURY SHARES, AT COST: September: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(176,565)	(162,569)
RETAINED EARNINGS	792,759	773,276
TOTAL NET1 EQUITY	603,676	597,569
REDEEMABLE COMMON STOCK	107,672	107,672
NON-CONTROLLING INTEREST	2,899	2,766
TOTAL EQUITY	714,247	708,007

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,343,302	$1,450,756

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2017	2016
	(In thousands)
Cash flows from operating activities
Net income	$19,727	$25,245
Depreciation and amortization	8,966	10,204
Earnings from equity-accounted investments	(2,075)	(659)
Fair value adjustments	91	(83)
Interest payable	(88)	32
Facility fee amortized	133	36
Loss on disposal of property, plant and equipment	105	66
Stock-based compensation charge (reversal), net (Note 13)	827	(1,324)
Dividends received from equity accounted investments	912	370
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(39,141)	7,766
Increase in inventory	(1,526)	(104)
Increase in accounts payable and other payables	3,429	3,040
Increase in taxes payable	8,838	10,956
Decrease in deferred taxes	(991)	(1,632)
Net cash (used in) provided by operating activities	(793)	53,913

Cash flows from investing activities
Capital expenditures	(1,473)	(3,423)
Proceeds from disposal of property, plant and equipment	316	69
Investment in Cell C (Note 6)	(151,003)	-
Investment in equity of equity-accounted investments (Note 6)	(72,846)	-
Investment in MobiKwik	-	(15,347)
Net change in settlement assets (Note 4)	212,649	(37,394)
Net cash used in by investing activities	(12,357)	(56,095)

Cash flows from financing activities
Long-term borrowings utilized (Note 10)	95,431	247
Repayment of long-term borrowings (Note 10)	(14,260)	(26,669)
Proceeds from bank overdraft (Note 9)	31,880	-
Repayment of bank overdraft (Note 9)	(2,952)	-
Payment of guarantee fee (Note 10)	(552)	-
Acquisition of treasury stock (Note 11)	-	(32,081)
Dividends paid to non-controlling interest	-	(555)
Net change in settlement obligations (Note 4)	(212,649)	37,394
Net cash used in financing activities	(103,102)	(21,664)

Effect of exchange rate changes on cash	(3,846)	5,531
Net decrease in cash and cash equivalents	(120,098)	(18,315)
Cash and cash equivalents – beginning of period	258,457	223,644
Cash and cash equivalents – end of period	$138,359	$205,329

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2017 and 2016 and June 30, 2017

								Change –
								constant
				Change - actual				exchange rate(1)
				Q1 ‘18		Q1 ‘18		Q1 ‘18		Q1 ‘18
Key segmental data, in ’000, except				vs		vs		vs		vs
margins	Q1 ‘18	Q1 ‘17	Q4 ‘17	Q1‘17		Q4 ‘17		Q1‘17		Q4 ‘17
Revenue:
South African transaction processing	$66,437	$57,568	$67,747	15%		(2%	)	8%		(2%	)
International transaction processing	46,022	46,190	45,025	(0%	)	2%		(7%	)	2%
Financial inclusion and applied technologies	54,313	63,542	56,220	(15%	)	(3%	)	(20%	)	(4%	)
Subtotal: Operating segments	166,772	167,300	168,992	(0%	)	(1%	)	(7%	)	(1%	)
Intersegment eliminations	(14,214)	(11,667)	(13,936)	22%		2%		14%		2%
Consolidated revenue	$152,558	$155,633	$155,056	(2%	)	(2%	)	(8%	)	(2%	)

Operating income (loss):
South African transaction processing	$12,332	$13,548	$14,858	(9%	)	(17%	)	(15%	)	(17%	)
International transaction processing	5,316	5,817	2,016	(9%	)	164%		(15%	)	163%
Financial inclusion and applied technologies	13,920	15,183	14,431	(8%	)	(4%	)	(14%	)	(4%	)
Subtotal: Operating segments	31,568	34,548	31,305	(9%	)	1%		(15%	)	1%
Corporate/Eliminations	(6,562)	(2,367)	(16,579)	177%		(60%	)	159%		(60%	)
Consolidated operating income	$25,006	$32,181	$14,726	(22%	)	70%		(27%	)	70%

Operating income margin (%)
South African transaction processing	19%	24%	22%
International transaction processing	12%	13%	4%
Financial inclusion and applied technologies	26%	24%	26%
Consolidated operating margin .	16%	21%	9%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q1 2018 also prevailed during Q1 2017 and Q4 2017.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended September 30, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	19,483	24,632	0.34	0.46	256,944	347,430	4.54	6.45

Intangible asset amortization, net .	2,131	2,167			28,107	30,567
Transaction costs	1,329	242			17,502	3,413
Stock-based compensation charge	827	(1,324)			10,891	(18,675)
Intangible asset amortization, net related to equity accounted investments	543	-			7,134
Facility fees for debt	133	36			1,751	508
Fundamental	24,446	25,753	0.43	0.48	322,329	363,243	5.70	6.75

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2017 and 2016

	2017	2016

Net income (USD’000)	19,483	24,632
Adjustments:
Profit on sale of property, plant and equipment	105	66
Tax effects on above	(29)	(18)

Net income used to calculate headline earnings (USD’000)	19,559	24,680

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	57,196	53,832

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	57,243	53,923

Headline earnings per share:
Basic, in USD	0.34	0.46
Diluted, in USD	0.34	0.46

Calculation of the denominator for headline diluted earnings per share

	Q1 ‘18	Q1 ‘17

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	57,196	53,832
Effect of dilutive securities under GAAP	47	91
Denominator for headline diluted earnings per share	57,243	53,923

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.